DREYFUS CASH MANAGEMENT

Certificate of Amendment
Establishment and Designation of Class of Shares of Beneficial Interest

The undersigned, being a Vice President of Dreyfus Cash Management (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated January 6, 1994 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Trust's Board established and designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust as follows:

1.         The new class of Shares of the Trust established by the Trust's Board are designated as "Preferred" shares of the Trust.

2.         The existing Shares of the Trust continue to be designated as "Administrative" shares, "Institutional" shares and "Investor" shares of the Trust.

3.         Administrative shares, Institutional shares, Investor shares and Preferred shares of the Trust shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

4.         The purchase price of Administrative shares, Institutional shares Investor shares and Preferred shares of the Trust, the method of determining the net asset value of such class of Shares and the relative dividend rights of holders of such class of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on November 23, 2020.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 16th day of November, 2020.

DREYFUS CASH MANAGEMENT

                                                                        By: /s/ Jeff Prusnofsky
                                                                        Name:  Jeff Prusnofsky
                                                                        Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 16th day of November, 2020, before me personally came Jeff Prusnofsky, to me personally known, who, being by me duly sworn, did say that he is a Vice President and Assistant Secretary of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public